Exhibit 23.3

Guangdong Prouden CPAs GP

Ste.2201, Yuehai Financial Center,21 Zhujiang

West Rd., Guangzhou, Guangdong

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of QuasarEdge Acquisition Corp. on Form S-1 of our report dated September 12, 2025, which includes an explanatory paragraph relating to QuasarEdge Acquisition Corp.’s ability to continue as a going concern, relating to the financial statements of QuasarEdge Acquisition Corp. as of August 31, 2025 and for the period from August 8, 2025 (inception) through August 31, 2025 appearing in Registration statements on Form S-1 of QuasarEdge Acquisition Corp. for the period ended August 31, 2025. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Guangdong Prouden CPAs GP
Guangdong Prouden CPAs GP
Guangzhou, China
September 12, 2025